                      SECURITIES AND EXCHANGE COMMISSION

                            Washington, D.C. 20549

                          __________________________

                                  FORM 8-K/A1

                                CURRENT REPORT
                    PURSUANT TO SECTION 13 OR 15(d) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

                          ___________________________

      Date of report (Date of earliest event reported): December 18, 1998



                         IPC INFORMATION SYSTEMS, INC.
            (Exact name of registrant as specified in its charter)



         Delaware                  0-25492                 58-1636502
   -------------------        -----------------        ------------------
     (State or other           (Commission File          (IRS Employer
     jurisdiction of               Number)             Identification No.)
      incorporation)



          Wall Street Plaza, 88 Pine Street, New York, New York 10005 (Address of principal executive offices, including zip code)



      Registrant's telephone number, including area code: (212) 825-9060




                                     None
         (Former name or former address, if changed since last report)

Item 7.      Financial Statements, Pro Forma Financial Information and Exhibits.

     (a)     Financial statements of businesses acquired.
             The following financial statements have been restated as described in the notes thereto.

SATURN GLOBAL NETWORK SERVICES HOLDINGS LIMITED


INDEX TO FINANCIAL STATEMENTS
                                                                                                        Page
-----------------------------------------------------------------------------------------------------------

Condensed Consolidated Financial Statements as of October 31, 1998 and for the six months ended October
31, 1997 and 1998 (unaudited)

Condensed Consolidated Statement of Operations (unaudited) for the six
months ended October 31, 1997 and 1998                                                                    2

Condensed Consolidated Balance Sheet (unaudited) at October 31, 1998                                      3

Condensed Consolidated Statement of Cash Flows (unaudited) for the six months ended
October 31, 1997 and 1998                                                                                 4

Notes to Condensed Consolidated Financial Statements (unaudited)                                        5 - 8


Consolidated Financial Statements as of April 30, 1997 and 1998
and for the year ended April 30, 1998

Report of Independent Accountants                                                                         9

Consolidated Statement of Operations for the year
ended April 30, 1998                                                                                     10

Consolidated Balance Sheet at April 30, 1997 and 1998                                                    11

Consolidated Statement of Cash Flows for the year
ended April 30, 1998                                                                                     12

Notes to Consolidated Financial Statements                                                           13 - 25

Pro Forma Information                                                                                26 - 29

Exhibits                                                                                                  30

Signatures                                                                                                31


                SATURN GLOBAL NETWORK SERVICES HOLDINGS LIMITED
          CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS (unaudited)
                          (U.S. dollars in thousands)


                                                  For the six months ended
                                                         October 31,
                                                -------------------------------

                                                   (Restated - See Note 6 (d))
                                                   1997                   1998
                                                ------------          ---------

Revenue                                            $12,457             $13,966
Cost of products and services                       10,564              12,074
                                                ------------          ---------


Gross profit                                         1,893               1,892

Selling, general and administrative                  2,936               3,492
                                                ------------          ---------


Operating loss                                      (1,043)             (1,600)
Interest income                                         11                   7
Interest expense                                         -                 (19)
                                                ------------          ---------



Loss before income taxes                            (1,032)             (1,612)
Income tax provision (benefit)                          91                 (65)
                                                ------------          ---------


Net loss                                          $ (1,123)           $ (1,547)
                                                ============          =========



The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

                SATURN GLOBAL NETWORK SERVICES HOLDINGS LIMITED
               CONDENSED CONSOLIDATED BALANCE SHEET (unaudited)
                          (U.S. dollars in thousands)


                                                                                          October 31,
                                                                                            1998
                                                                                   (Restated-See Note 6 (d))
                                                                                    ------------------------

ASSETS
Current assets:
         Cash and cash equivalents                                                       $1,136
         Accounts receivable                                                              3,581
         Prepayment                                                                         116
         Sales taxes recoverable                                                             30
                                                                                      ----------
                  Total current assets                                                    4,863
                                                                                      ----------
Non-current assets:
         Property and equipment, net                                                      5,226
                                                                                      ----------
                  Total non-current assets                                                5,226
                                                                                      ----------
Total Assets                                                                           $ 10,089
                                                                                      ==========

LIABILITIES AND SHAREHOLDERS DEFICIT

Current liabilities:
         Related party payables                                                        $  5,651
         Current portion of long term debt                                                  177
         Accounts payable                                                                 3,016
         Accrued liabilities                                                              6,636
         Taxation liabilities                                                                36
                                                                                     -----------
                  Total current liabilities                                              15,516
                                                                                     -----------

Non-current liabilities:
         Long term debt                                                                     325
         Deferred taxation                                                                   25
                                                                                     -----------
                  Total non-current liabilities                                             350
                                                                                     -----------

Commitments and contingencies

Shareholders deficit
         Common shares (par value Pound Sterling 1; authorized 500,000
                      shares; issued and outstanding 483,100 shares)                        784
         Accumulated deficit                                                             (8,165)
            Contributed capital                                                           1,236
         Cumulative foreign currency translation adjustments                                368
                                                                                     -----------
                  Total shareholders deficit                                             (5,777)
                                                                                     -----------
Total Liabilities and Shareholders Deficit                                              $10,089
                                                                                     ===========


The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

                SATURN GLOBAL NETWORK SERVICES HOLDINGS LIMITED
          CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS (unaudited)
                          (U.S. dollars in thousands)

                                                                                              For the six months ended
                                                                                                     October 31,
                                                                                                (Restated-See Note 6(d))
                                                                                            ------------------------------
                                                                                                1997             1998
                                                                                            -------------    -------------
Cash flows provided by operating activities:
Net loss                                                                                        $(1,123)       $ (1,547)
Adjustments to reconcile net loss to operating cash flow:
     Depreciation and amortization                                                                  610             792
Changes in other assets and liabilities:
     Accounts receivable                                                                            (13)            107
     Prepayment and other current assets                                                             74             175
     Accounts payable                                                                            (1,366)         (1,896)
     Accrued liabilities and other liabilities                                                    2,828           3,467
                                                                                            -------------    -------------
              Net cash flows provided by operating activities                                     1,010           1,098
                                                                                            -------------    -------------

Cash flows used in investing activities:
     Purchase of property and equipment                                                          (1,002)         (1,082)
                                                                                            -------------    -------------
              Net cash flows used in investing activities                                        (1,002)         (1,082)
                                                                                            -------------    -------------

Cash flows provided by financing activities:
     (Repayment of) proceeds from Marshalls funding                                                (158)            389
     Contributed capital                                                                            186             195
     Net long term borrowing                                                                          -             224
                                                                                            -------------    -------------
              Net cash flows provided by financing activities                                        28             808
                                                                                            -------------    -------------
Effect of exchange rate changes                                                                     423             (11)
                                                                                            -------------    -------------
Increase in cash and cash equivalents                                                               459             813
Cash and cash equivalents at beginning of period                                                    309             323
                                                                                            -------------    -------------
Cash and cash equivalents at end of period                                                      $   768        $  1,136
                                                                                            =============    =============

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

                SATURN GLOBAL NETWORK SERVICES HOLDINGS LIMITED
       NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (unaudited)

1. In the opinion of management, the accompanying unaudited condensed consolidated financial statements include all necessary adjustments (consisting of normal recurring accruals and appropriate intercompany elimination adjustments) for a fair presentation of the financial position of Saturn Global Network Services Holdings Limited (Saturn, or the "Company") as of October 31, 1998, and the results of its operations and its cash flows for the six months ended October 31, 1997 and 1998, in conformity with United States generally accepted accounting principles for interim financial information applied on a consistent basis. The results of operations for the six months ended October 31, 1997 and 1998 are not necessarily indicative of the results to be expected for the full year. These financial statements should be read in conjunction with Saturn's audited financial statements for the fiscal year ended April 30, 1998.

2.       Effect of Recently Issued Accounting Standards

         In June 1998, the FASB issued SFAS No. 133, Accounting for Derivatives and Hedging Activities, which establishes accounting and reporting standards for derivative instruments and hedging activities. This standard is effective for all fiscal quarters of fiscal years beginning after June 15, 1999. The Company does not currently use derivative financial instruments.

         In March 1998, the American Institute of Certified Public Accountants issued Statement of Position ("SOP") 98-1, "Accounting for the Cost of Computer Software Developed or Obtained for Internal Use." SOP 98-1 is effective for financial statements for years beginning after December 15, 1998. The Company does not anticipate the adoption of this standard to have a material effect on its financial position, results of operations or cash flows.

3.       Comprehensive Income

         Effective October 1, 1998, the Company adopted Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income." This statement requires the Company to include within its financial statements information on comprehensive income, which is defined as all activity impacting equity from non-owner sources. For the Company, comprehensive loss includes net loss and foreign currency translation adjustments.

         Total comprehensive loss, net of taxes, was $801,000 and $1.6 million for the six months ended October 31, 1997 and 1998, respectively.

                SATURN GLOBAL NETWORK SERVICES HOLDINGS LIMITED
       NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (unaudited)

4.       Major Suppliers and Customers

         The Company is dependent on a limited number of suppliers of equipment for its telecommunication network. Certain key items of equipment, including routers and data switches are purchased from a single source due to technology, availability, price, quality and other considerations. In the event that a supply of key single-sourced equipment was suddenly delayed or curtailed the Company's ability to develop the common network could be adversely affected in the short term. The Company attempts to mitigate this risk by working closely with key suppliers.

5.       Segmental Information

         The Company has adopted SFAS No. 131 "Disclosure about Segments of an Enterprise and Related Information" which affects the way the Company reports certain information about its operating segments.

         Factors management use to identify the Group Reportable Segments

         The Group is managed on a regional basis. Management considers each region to be a separate reportable segment. The regions are managed separately because each segment requires different product and marketing strategies and operates under different regulatory environments.

         Measurement of segment profit/(loss) and segment assets

         The accounting policies adopted by each segment are the same as those described in the summary of significant accounting policies. Saturn's management evaluates performance based on profit/(loss) from operations before interest, exchange differences and income taxes.

         Segmental analysis

         Summarized financial information concerning the Group's reportable segments is shown in the following table. The "Corporate" column includes corporate related items and income and expense not allocated to reportable segments and is included to reconcile segmental data to total company data.

         The following table presents revenue by geographical region based on customer location and long-lived assets by geographical region based on the location of the assets.

                SATURN GLOBAL NETWORK SERVICES HOLDINGS LIMITED
       NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (unaudited)

     Segmental analysis for the six months ended October 31, 1997 and 1998

                                              Europe     Australia       USA       Asia    Corporate     Total
                                            ---------- ------------- ---------- --------- ----------- ----------

                                                                 (U.S. Dollars in thousands)
         1997
         ----
        Revenues from customers             $  2,127    $   7,690       $1,266   $  1,374      $  -    $ 12,457
        Depreciation and amortization            140          458           54         44         -         696
        Operating profit/(loss)                  (28)         171           32        (89)      (1,129)  (1,043)
        Total segment assets                   2,677        3,882        1,032        767         -       8,358
        Capital expenditures               $   1,796    $     462    $     431  $     226      $  -     $ 2,915

                                              Europe      Australia       USA       Asia    Corporate     Total
                                            ---------- ------------- ---------- --------- ----------- ----------
                                                                   (U.S. Dollars in thousands)
         1998
         ----
         Revenues from customers            $   5,013      $ 4,840     $ 1,510    $ 2,603      $  -     $ 13,966
         Depreciation and amortization            338          363          72         95         -          868
         Operating profit/(loss)                 (203)          55        (496)      (278)     (678)      (1,600)
         Total segment assets                   4,105        2,965       1,409      1,610         -       10,089
         Capital expenditures               $     427   $      440   $      24   $    232      $  -      $ 1,123

6.       Subsequent Events

         (a)  Sale of the Company

         On December 18, 1998, Marshalls Finance Limited ("Marshalls"), the parent company, completed the sale of the Company to International Exchange Networks Limited ("IEXN"), a subsidiary of IPC Information Systems, Inc.

         (b)  Commercial Disputes

         Since the sale of the Company by Marshalls, certain claims have been made by suppliers of telecommunications circuits in relation to alleged payables under commercial arrangements. These claims are being vigorously contested and are in the process of negotiation; costs relating to these claims will be recorded on an actual or estimated basis in the Company's financial statements for the current financial year. The directors believe that the maximum payment that could arise as a result of claims currently in negotiation is approximately $220,000. Had this amount been recorded as an expense in the year in which the related services were allegedly received, cost of sales would have increased for the six month periods ended October 31, 1997 and 1998 by $88,000 and $75,000, respectively.

         (c)  Amounts Payable to Marshalls

         At October 31, 1998, the Company owed Marshalls 106 Limited ("Marshalls") $5.7 million which approximated the amount at the date of disposal of the Company by Marshalls.

                SATURN GLOBAL NETWORK SERVICES HOLDINGS LIMITED
       NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (unaudited)

         Since the disposal of the Company by Marshalls:

         (1) An amount of $730,000 was paid on the Company's behalf by IEXN in consideration for the agreement by the Company to reassign this payable amount to IEXN.

         (2) An amount of approximately $5.0 million was converted into a loan note repayable by the Company to Marshalls in 24 equal monthly installments of $222,000, with an effective rate of interest of 9.25%.

         (d)  Restatement

         The Company revised its previously issued interim financial statements for the six months ended October 31, 1997 and 1998 to properly accrue for carrier charges in the amount of $131,000 and $438,000, respectively. In addition, the financial statements have been revised to reflect as capital contributions corporate expense allocations from Marshalls for which there was no intent to require payment and certain other reclassifications which did not impact net loss or total shareholder's deficit. The effect of these adjustments are as follows:

                                                                                 Previously
                                                                                  Reported               Restated
                                                                      ------------------------------------------------
                                                                                 (U.S. dollars in thousands)
         October 31, 1998:
         Cost of products and services                                             $11,141                $12,074
         Selling, general and administrative expenses                                3,987                  3,492
         Accounts receivable                                                         3,696                  3,581
         Related party payables                                                      6,229                  5,651
         Accrued liabilities                                                         5,801                  6,636
         Contributed capital                                                             -                  1,236
         Accumulated deficit                                                        (6,558)                (8,165)

         October 31, 1997:
         Cost of products and services                                               9,737                 10,564
         Selling, general, and administrative expenses                               3,632                  2,936


                       Report of Independent Accountants

To the Shareholders of Saturn Global Network Services Holdings Limited:

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations and of cash flows present fairly, after the restatement described in Note 14(d) to the financial statements, in all material respects, the financial position of Saturn Global Network Services Holdings Limited and its subsidiaries at April 30, 1997 and 1998, and the results of their operations and their cash flows for the year ended April 30, 1998, in conformity with generally accepted accounting principles in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards in the United Kingdom, which are substantially consistent with those of the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.



PricewaterhouseCoopers

London

December 17, 1998, except for Note 14, as to which the date is May 11, 1999

                SATURN GLOBAL NETWORK SERVICES HOLDINGS LIMITED
                     Consolidated Statement of Operations


                                                                       For the year ended
                                                                         April 30,1998
                                                                           (Restated-
                                                                        see Note 14(d))
                                                                      ---------------------
                                                                          (U.S. Dollars
                                                                          in thousands)

 Revenues                                                                        $ 25,116
 Cost of products and services                                                     22,063
                                                                         -----------------

Gross profit                                                                        3,053

Selling                                                                               982
General and administrative                                                          4,177
                                                                         -----------------

Operating loss                                                                    (2,106)
Interest income                                                                        22
Interest expense                                                                      (2)
                                                                         -----------------

Loss before income taxes                                                          (2,086)
Income taxes                                                                        (110)
                                                                         -----------------

Net loss                                                                        $ (2,196)
                                                                         =================

The accompanying notes are an integral part of these consolidated financial statements.

                SATURN GLOBAL NETWORK SERVICES HOLDINGS LIMITED
                          Consolidated Balance Sheet



                                                                                              At April 30,
                                                                                   -----------------------------------
                                                                                        1997                1998
                                                                                   (Restated-see       (Restated-see
                                                                                     Note 14(d))         Note 14(d))
                                                                                   ---------------     ---------------
                                                                                     (U.S. Dollars in thousands)

ASSETS
Current Assets:
         Cash and cash equivalents                                                          $ 309         $   323
         Accounts receivable  -  British Telecommunications plc                                 -             282
                            -  Others                                                       2,773           3,406
         Prepayment           -  British Telecommunications plc                               124               -
                            - Others                                                          364             248
         Sales and other  taxes recoverable                                                    10              72
                                                                                   ---------------     -----------
                  Total current assets                                                      3,580           4,331
                                                                                   ---------------     -----------
Non-current assets:
         Property and equipment, net                                                        3,989           4,936
         Deferred taxation                                                                      -              20
                                                                                   ---------------     -----------
                  Total non-current assets                                                  3,989           4,956
                                                                                   ===============     ===========
Total Assets                                                                               $7,569         $ 9,287
                                                                                   ===============     ===========

LIABILITIES AND SHAREHOLDER'S DEFICIT
Current liabilities:
         Related party payables (refer Note 11)                                            $6,558         $ 5,261
         Current portion of long term debt                                                      -              88
         Accounts payable    - British Telecommunications plc                                  92             815
                             - Others                                                       2,055           4,097
         Accrued liabilities - British Telecommunications plc                                   -              97
                             - Others                                                       1,259           1,427
         Deferred revenue                                                                   1,209           1,337
         Employee liabilities                                                                 223             243
         Taxation liabilities                                                                  27              86
         Other liabilities                                                                     24              16
                                                                                   ---------------     ------------
                  Total current liabilities                                                11,447          13,467
                                                                                   ---------------     ------------
Non-current liabilities:
         Long term debt                                                                         -             190
         Deferred taxation                                                                      -              44
                                                                                   ---------------     ------------
                  Total non-current liabilities                                                 -             234
                                                                                   ---------------     ------------

Commitments and contingencies (refer Note 10)

Shareholder's Deficit:
         Common shares (par value Pound Sterling 1; authorized
          500,000 shares; 100 and 483,100 outstanding as of
          April 30, 1997 and 1998, respectively)                                                -             784
         Accumulated deficit                                                               (4,422)         (6,618)
         Contributed capital                                                                  657           1,041
         Cumulative foreign currency translation adjustments                                 (113)            379
                                                                                   ---------------     ------------
                  Total shareholder's deficit                                              (3,878)         (4,414)
                                                                                   ===============     ============
Total Liabilities and Shareholde's Deficit                                                 $7,569          $9,287
                                                                                   ===============     ============

The accompanying notes are an integral part of these consolidated financial statements.

                SATURN GLOBAL NETWORK SERVICES HOLDINGS LIMITED
                     Consolidated Statement of Cash Flows



                                                                                                  For the year ended
                                                                                                    April 30, 1998
                                                                                               (Restated -see Note 14(d))
                                                                                               -------------------------
                                                                                               (U.S. Dollars in thousands)

Cash flows used in operating activities:
Net loss                                                                                                       $(2,196)
Adjustments to reconcile net loss to operating cash flow:
         Loss on sale of equipment                                                                                   6
         Depreciation and amortisation                                                                           1,392
         Deferred taxation                                                                                          24
Changes in other assets and liabilities
         Accounts receivable - Marshalls                                                                        (2,791)
                             -British Telecommunications plc                                                      (292)
                             -Others                                                                              (961)
         Prepayment -British Telecommunications plc                                                                 92
                             -Others                                                                                61
         Sales and other  taxes recoverable                                                                        (67)
         Accounts payable    -British Telecommunications plc                                                       735
                             -Others                                                                             2,344
         Accrued liabilities -British Telecommunications plc                                                        95
                             -Others                                                                               256
         Deferred revenue                                                                                          274
         Employee liabilities                                                                                       44
         Taxation liabilities                                                                                       54
         Other liabilities                                                                                          (8)
                                                                                                       ----------------
Net cash flows used in operating activities                                                                       (938)
                                                                                                       ----------------

Cash flows used in investing activities:
         Purchase of property and equipment                                                                     (2,456)
         Proceeds from disposal and retirement of equipment                                                          6
                                                                                                       ----------------
         Net cash flows used in investing activities                                                            (2,450)
                                                                                                       ----------------

Cash flows provided by financing activities:
         Proceeds from Marshalls funding                                                                         2,925
         Repayment of long term borrowing                                                                          (14)
                                                                                                       ----------------
Net cash provided by financing activities                                                                        2,911
                                                                                                       ----------------
Effect of exchange rate changes                                                                                    491
                                                                                                       ----------------
Increase in cash and cash equivalents                                                                               14
Cash and cash equivalents at beginning of year                                                                     309
                                                                                                       ================
Cash and cash equivalents at end of year                                                                      $    323
                                                                                                       ================

Supplemental disclosure of cash flow information:
Cash paid during the year for:
      Income taxes                                                                                            $     26
      Interest                                                                                                $      2
Non-cash investing and financing activities:
      Property acquired under capital leases                                                                  $    292
      Intercompany balance settled by issuance of common stock                                                $    784

The accompanying notes are an integral part of these consolidated financial statements.

                SATURN GLOBAL NETWORK SERVICES HOLDINGS LIMITED
                  Notes to Consolidated Financial Statements


1.       Principal Activities

         Saturn Global Network Services Holdings Limited ("the Company" or "SGNS Limited") was restructured in 1997 as the holding company for the Saturn Global Network Services ("SGN") group of companies. Prior to the formation of SGNS Limited, the SGN group of companies were wholly owned subsidiaries of the Marshalls Finance Limited Group ("Marshalls"). SGN is a provider of international managed services for end to end non switched voice, data and video telecommunications. The extensive international network currently comprises points of presence in over 30 countries, with a worldwide network management center in the United Kingdom.


2.       Significant Accounting Policies

         The financial statements of the Company have been prepared under generally accepted accounting principles in the United States. The accounting polices are stated below.

         Basis of Presentation

         The origins of the Company began in Australia in August 1992 with the first SGN company, SGN Pty Limited, a subsidiary of M W Marshall Pty ("MWM") to leverage MWM's experience in addressing complex telecommunication networking needs within the financial services sector. In order to separately identify its telecommunication line of business from its finance activities, in May 1997 Marshalls established a fully recognizable group structure for SGN under the holding company, SGNS Limited.

         Marshalls provides the Company with general and administrative services including legal, finance and other services. These expenses are allocated to the Company based on incremental costs. Management believes these costs allocation were made on a reasonable basis.

         The consolidated balance sheet for the 1997 fiscal year includes the accounts of the SGN group of companies. The consolidated financial statements for the 1998 fiscal year include the accounts of the Company and its wholly-owned subsidiaries (the "Group") and reflect the results of operations for the Group from May 1, 1997. All significant inter-company accounts and transactions have been eliminated.

         Use of Estimates

         The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the balance sheet date and the reported amounts of revenues and expenses in the reporting period. Actual results may differ from the estimates used in the financial statements.

         Translation of Foreign Currencies

         The functional currency is the currency of the country in which the operations are conducted. Assets and liabilities of those operations where the functional currency is not US dollars are translated into US dollars at the exchange rate in effect at the balance sheet date. Non US entity revenues and expenses are translated into US dollars at the average rates that prevailed during the period. The resultant net translation gains and losses are reported as foreign currency translation adjustments in shareholder's deficit.

                SATURN GLOBAL NETWORK SERVICES HOLDINGS LIMITED
            Notes to Consolidated Financial Statements (continued)


         Other transactions denominated in foreign currency are translated at the rate prevailing at the time of the transaction. Monetary assets and liabilities denominated in foreign currencies have been translated at rates in effect at the balance sheet date. Gains and losses resulting from transactions in other than the functional currency are reflected in the results of operations.

         Income taxes

         Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carry forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in future years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. A valuation allowance is recorded to reduce the deferred tax asset if it is more likely than not that some portion of the asset will not be realised.

         Cash and cash equivalents

         Cash and cash equivalents are defined as highly liquid investments with original maturities of 90 days or less.

         Property and Equipment

         Property and equipment are stated at historical cost less depreciation calculated on a straight-line basis over the expected useful lives of the relevant assets. Major renewals and improvements are capitalised while maintenance and repairs are expensed when incurred. The cost and related accumulated depreciation applicable to assets retired are removed from the accounts and the gain or loss on disposition is recognized in income.

         Depreciation is calculated with reference to expected useful lives, which are generally as follows:

         Leased buildings                                     2 to 10 years
         Network assets                                       3 to 5 years
         Office equipment and furniture                       3 to 5 years
         Computer equipment and software applications         3 to 5 years

         The Company evaluates the carrying value of fixed assets not held for sale by considering the future undiscounted cash flow expected to arise from the use of that asset. At the time such evaluations indicate that future cash flows are insufficient to recover the carrying value of such assets the assets are adjusted to their fair value.

                SATURN GLOBAL NETWORK SERVICES HOLDINGS LIMITED
            Notes to Consolidated Financial Statements (continued)

         Revenue Recognition

         Communications revenues are recognized when services are rendered in accordance with usage of the Company's network. Certain network services are billed in advance in accordance with the contractual agreement and related revenues are initially deferred and recognized as services are provided.

         Employee Benefits

         The Group operates defined contribution pension plans. Such plans vary according to the customary plan prevailing in the country concerned and the contributions to the schemes are charged in results of operations.

         Financial Instruments

         The Company does not use derivative financial instruments for the purpose of hedging currency risk and managing interest rate exposures which exist as part of ongoing business operations. As a policy, the Company does not engage in speculative or leveraged transactions, nor does the Company hold or issue financial instruments for trading purposes.

         Dividends

         Dividends paid are recognized when declared by the Supervisory Board. Dividends are payable in Pounds Sterling. No dividends have been paid to date.

         Recent Pronouncements

         In June 1997, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 130, "Reporting Comprehensive Income", which requires that all elements of changes in equity arising from events and transactions with non-owner sources are reported with equal prominence within the financial statements. The Company will adopt SFAS No. 130 in the financial year ending April 30, 1999, as it is effective for years beginning after December 15, 1997.

         In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivatives and Hedging Activities," which establishes accounting and reporting standards for derivative instruments and hedging activities. This standard is effective for all fiscal quarters of fiscal years beginning after June 15, 1999. The Company does not currently use derivative financial instruments.

         In March 1998, the American Institute of Certified Public Accountants issued Statement of Position ("SOP") 98-1, "Accounting for the Cost of Computer Software Developed or Obtained for Internal Use." SOP 98-1 is effective for financial statements for years beginning after December 15, 1998. The Company does not anticipate the adoption of this standard to have a material effect on its financial position, results of operations or cash flows.

                SATURN GLOBAL NETWORK SERVICES HOLDINGS LIMITED
            Notes to Consolidated Financial Statements (continued)

3.       Income taxes


         Income tax expense consists of:

                                                                   For the year
                                                                  ended April 30,
                                                                       1998
                                                                -----------------

                                                                (U.S. Dollars in
                                                                   thousands)
                                                                -----------------
        Currently payable
        United Kingdom                                              $  (23)
        International                                                  (63)
                                                                -----------
        Total currently receivable/(payable)                           (86)
                                                                -----------

        Deferred
        United Kingdom                                                 (24)
        International                                                    -
                                                                -----------
        Total deferred                                                 (24)
                                                                -----------

        Total Provision for Income Taxes                            $ (110)
                                                                ===========

         A reconciliation between income tax rate at the mainstream corporation tax rate of 31% for the year ended April 30, 1998 to the Group's effective tax rate is as follows:

                                                                       1998
                                                                       ----
        UK Statutory tax rate                                              %
        Differences in tax rates                                        31
                                                                         5
        Deferred tax valuation allowance adjustments                   (20)
        Permanent differences                                          (14)
        Other differences                                               (7)
                                                                ===========
        Effective tax rate                                              (5)
                                                                ===========

                SATURN GLOBAL NETWORK SERVICES HOLDINGS LIMITED
            Notes to Consolidated Financial Statements (continued)

3.       Income taxes (continued)

         The tax effects of the temporary differences and carry forwards that give rise to significant portions of deferred tax assets and liabilities at April 30, 1997 and 1998 are as follows:


                                                                                            At April 30,
                                                                                        1997            1998
                                                                                     ------------    -----------

                                                                                          (U.S. Dollars in
                                                                                               thousands)
         Deferred tax assets:
         Operating losses carried forward                                              $     747         $  960
         Other temporary differences                                                         121            345
                                                                                       -----------    -----------
         Total deferred tax asset                                                            868          1,305
         Less: valuation allowances                                                         (868)        (1,285)
                                                                                       -----------    -----------
                                                                                               -             20
                                                                                       ===========    ===========
         Deferred tax liabilities
         Temporary differences on property and equipment                                       -            (24)
         Other temporary differences                                                           -            (20)
                                                                                       -----------    -----------
         Total deferred tax liability                                                          -            (44)
                                                                                       -----------    -----------
         Net deferred tax liability                                                    $       -         $  (24)
                                                                                       ===========    ===========


         Estimated net operating loss carry forwards at April 30, 1997 and 1998 and their expiration dates are shown below.


                                                                        1997                         1998
                                                            ----------------------------      --------------------
                                                            Expiration    Net Operating   Expiration       Net
                                                                Dates           loss          Dates      Operating
                                                                                                            loss
       Country of tax jurisdiction                              (U.S. Dollars in thousands)
       ---------------------------
       Australia                                            No expiration          $1,570  No expiration      $2,140
       Hong Kong                                            No expiration             166  No expiration         166
       Japan                                                April 30, 2002            293  April 30, 2002        300
                                                                                           to April 30,
                                                                                           2003
       Singapore                                            No expiration              14  No expiration          29
                                                                             -------------                  ---------
                                                                                   $2,043                     $2,635
                                                                             =============                  =========

                SATURN GLOBAL NETWORK SERVICES HOLDINGS LIMITED
            Notes to Consolidated Financial Statements (continued)


4.       Accounts Receivable - Others

         Accounts receivable - others consist of the following:

                                                                                               At April 30,
                                                                                           1997          1998
                                                                                         ---------     ---------
                                                                                             (U.S. Dollars in
                                                                                                thousands)
         Accounts receivable                                                             $  2,775      $  3,339
         Less: allowance for doubtful accounts                                                (16)          (50)
                                                                                        ----------    ----------
                                                                                            2,759         3,289
         Other receivables                                                                     14           117
                                                                                        ----------    ----------
                                                                                         $  2,773      $  3,406
                                                                                        ==========    ==========

5.       Property and Equipment

         Property and equipment, which is stated at cost, consists of the following:




                                                                                             At April 30,
                                                                                           1997          1998
                                                                                        ---------       ------
                                                                                        (U.S. Dollars in
                                                                                                 thousands)

          Leased land and buildings                                                     $      65     $     132
          Network assets                                                                    5,777         7,067
          Computer equipment and software applications                                        241           217
          Office equipment and furniture                                                      112           199
                                                                                        ----------    ----------
                                                                                            6,195         7,615
          Less: accumulated depreciation                                                   (2,206)       (2,679)
                                                                                        ----------    ----------
          Property and equipment, net                                                    $  3,989      $  4,936
                                                                                        ==========    ==========

         Total depreciation and amortization expense for the year ended April 30, 1998 amounted to $1,392,000. Accumulated depreciation pertaining to leased assets at April 30, 1998 amounted to $14,000.

6.       Capital Lease Commitments

         The Company leases certain telecommunications equipment under long-term capital leases.

                SATURN GLOBAL NETWORK SERVICES HOLDINGS LIMITED
            Notes to Consolidated Financial Statements (continued)


         Future minimum lease payments for assets held under capital lease arrangements at April 30, 1998 are as follows:


         (U.S. Dollars in thousands)
          1999                                                    $   113
          2000                                                        113
          2001                                                         98
                                                                ---------
      Total minimum lease payments                                    324
      Less: amount representing interest                              (46)
                                                                ---------
      Present value of minimum lease payments                         278
      Less capital  lease obligations included in
      current portion of long-term debt                               (88)
                                                                ---------
      Long term capital lease obligations                          $  190
                                                                =========

7.       Financial Instruments


         Fair Value of Financial Instruments

         The carrying amount of accounts receivable and accounts payable, approximates fair value due to the short-term maturity of these instruments.

         The Company invests its excess cash in deposits with major banks throughout the world. The Company has a policy of making investments only with commercial banks that have at least an "A" (or equivalent) credit rating.

         Concentration of Credit Risk

         Concentration of credit risk with respect to trade receivables is limited due to the large number of customers comprising the Company's customer base. Ongoing credit evaluations of customers' financial conditions are performed and generally, no collateral is required. The Company maintains reserves for potential credit losses and such losses in the aggregate have not exceeded management's expectations.

                SATURN GLOBAL NETWORK SERVICES HOLDINGS LIMITED
            Notes to Consolidated Financial Statements (continued)


8.       Statement of Shareholder's Deficit

                                      Common Stock                                      Cumulative
                                  -------------------                                    foreign
                                                                                         currency       Total
                                  Number of              Contributed     Accumulated    translation   Shareholder's
                                  Shares       Amount      Capital         deficit      adjustment     deficit
                                 ------------------------------------------------------------------------------------

Balance at April 30, 1997                100    $   -         $    657      $ (4,422)    $      (113)   $    (3,878)

New issue                            483,000       784               -             -               -            784
Net loss (refer Note 14(d))                -         -                        (2,196)              -         (2,196)
Foreign currency translation
adjustment                                 -         -               -             -             492            492
Shareholder contribution (refer            -         -             384             -               -            384
Note 14d))
                                  ----------- --------- --------------- -------------- --------------- --------------
Balance at April 30, 1998            483,100     $ 784      $    1,041     $  (6,618)    $       379    $    (4,414)
                                  ----------- --------- --------------- -------------- --------------- --------------

         Authorised Share Capital

         There is only one class of share - Ordinary Shares of 1 each. The rights attaching to these shares are set out in the Articles of Association and The Companies (Tables A to F) Regulations 1985.

         There are no unusual or special rights conferred upon the shares. The only rights ascribed to the shares are those exercisable under UK Company Law.

         Foreign Currency Translation Adjustment

         The equity account includes the results of translating all balance sheet assets and liabilities at current exchange rates. Income statement items are translated at the average exchange rate for the period.

         Net currency transaction loss included in the results of operations for the year ended April 30, 1998 was $1,039,000.

9.       Employee Benefits

         Defined Contribution Plans

         The Group sponsors various defined contribution schemes that cover the majority of world-wide employees. The percentage contribution rate varies according to seniority, age, length of service and local country standards. Total Group contributions charged to income for defined contribution plans for the year ended April 30, 1998 was $68,000.

                SATURN GLOBAL NETWORK SERVICES HOLDINGS LIMITED
            Notes to Consolidated Financial Statements (continued)


10.      Commitments and Contingent Liabilities

         Rentals for office space and commitments under supplier contracts amounted to $19,893,000 in the year ended April 30, 1998.

         At April 30, 1998 the approximate future minimum lease payments under non-cancelable operating leases that have initial or remaining non-cancelable lease terms in excess of one year were as follows:

         (U.S. Dollars in thousands)
          --------------------------
                  1999                                          $   4,224
                  2000                                                431
                                                              -----------
                                                                  $ 4,655
                                                              ===========

         There are no material contingent liabilities that have not been provided for in these financial statements.

11.      Related Party Transactions

         In the normal course of business, the Company engaged in several transactions with Marshalls. The Company received revenues of $7,648,000 from Marshalls for providing network services for the year ended April 30, 1998. Trade receivables from Marshalls in respect of these services at April 30, 1997 and 1998 were $1,466,000 and $1,709,000 respectively.

         The Company occupies certain office space where the lessee is Marshalls. The Company reimbursed Marshalls rent expense of $151,000 for the year ended April 30, 1998. Had the Company sub-leased the office space as an unaffiliated entity, management estimates that additional rent expense would have been $229,000 for the year ended April 30, 1998 which has been reflected in these accounts. In respect of office space under a non-cancellable sub-lease with a Marshalls Group related entity, the Company reimbursed charges of $102,000 for the year ended April 30, 1998 and under the terms of the lease there is no renewal option.

         As disclosed in Note 2, Marshalls provides the Company with general and administrative services including legal, finance and other services. For the year ended April 1998 the costs amounted to $225,000.

         In 1995, the Company received an advance from Marshalls in the form of a non-interest bearing loan. The loan has no formal repayment term.

                SATURN GLOBAL NETWORK SERVICES HOLDINGS LIMITED
            Notes to Consolidated Financial Statements (continued)

Details of amounts outstanding under the loan, and the net trading balance with Marshalls are shown below:

                                                         Non interest      Net trading balance
                                                         bearing loan                                Total
                                                      -------------------- -------------------- -----------------
                                                                     (U.S. dollars in thousands)

         Balance at April 30, 1996                      $       5,157           $      780          $  5,937

         Repayment of funds advanced                            (645)                    -              (645)
         Amounts invoiced to Marshalls companies                    -               (9,347)           (9,347)
         Settlements/other transactions                             -               10,245            10,245
         Effect of exchange rate changes                          368                    -               368
                                                      ----------------     ----------------     -------------
         Balance at April 30, 1997                              4,880                1,678             6,558

         Additional funds advanced                              2,925                    -             2,925
         Capitalisation of new issue of
         common stock                                           (784)                    -              (784)
         Amounts invoiced to Marshalls companies                    -               (7,648)           (7,648)
         Settlements/other transactions                             -                4,473             4,473
         Effect of exchange rate changes                           49                 (312)             (263)
                                                      -----------------------------------------------------------
         Balance at April 30, 1998                      $       7,070           $   (1,809)         $  5,261
                                                      ===========================================================
         Average quarterly inter-company balance
         during year April 30,1998                      $       6,217           $     (416)         $  5,801
                                                      ===========================================================


         During the period covered by these financial statements, substantially all of the Company's assets were pledged as collateral under certain financing agreements entered into by Marshalls. These financing agreements limited the Company from incurring additional indebtedness and liens on assets. The Company was released from these obligations on December 18, 1998.

         British Telecommunications, plc ("BT") had until December 18, 1998, an indirect interest in the Company through its 30.7% shareholding interest in Marshalls. In 1998, the Company received revenues of $645,000 from BT for providing network management services to its customers. In addition, the cost of services provided by BT for network services to the Company was $2,572,000 for the year ended April 30, 1998. In the normal course of business, the Company leases circuits under non-cancellable operating leases from BT. The future rental payments of approximately $729,000 under the leases are included in the table of future minimum lease payments (see Note 10).

12.      Segmental Information

         The Company has adopted SFAS No. 131 "Disclosure about Segments of an Enterprise and Related Information" which affects the way the Company reports certain information about its operating segments.

                SATURN GLOBAL NETWORK SERVICES HOLDINGS LIMITED
            Notes to Consolidated Financial Statements (continued)


         Factors management use to identify the Group Reportable Segments

         The Group is managed on a regional basis. Management considers each region to be a separate reportable segment. The regions are managed separately because each segment requires different product and marketing strategies and operates under different regulatory environments.

         Measurement of segment profit/(loss) and segment assets

         The accounting policies adopted by each segment are the same as those described in the summary of significant accounting policies. Saturn's management evaluates performance based on profit/(loss) from operations before interest, exchange differences and income taxes.

         Segmental analysis

         Summarized financial information concerning the Group's reportable segments is shown in the following table. The "Corporate" column includes corporate related items and income and expense not allocated to reportable segments and is included to reconcile segmental data to total company data.

         The following table presents revenue by geographical region based on customer location and long-lived assets by geographical region based on the location of the assets.

         Segmental  analysis  for  the year ended April 30, 1998

                                             Europe     Australia       USA       Asia    Corporate     Total
                                            ---------- ------------- ---------- --------- ----------- ----------
                                                                 (U.S. Dollars in thousands)

         Revenues from customers             $  9,309    $  10,026   $  2,717   $  3,064    $     -   $  25,116
         Depreciation and amortization            332          806        123        117         14       1,392
         Operating profit/(loss)                  296          167         26       (162)    (2,433)     (2,106)
         Total segment assets                   3,452        3,269      1,113      1,413         40       9,287
         Capital expenditures                $    726   $      707   $    537   $    483    $     3   $   2,456

13.      Major Suppliers and Customers

         The Company is substantially dependent on a limited number of suppliers of equipment for its telecommunication network. Certain key items of equipment, including routers and data switches are purchased from a single source due to technology, availability, price, quality and other considerations. In the event that a supply of key single-sourced equipment was suddenly delayed or curtailed the Company's ability to develop its common network could be adversely affected in the short term. The Company attempts to mitigate this risk by working closely with key suppliers.

         The Company is also substantially dependent on sales to Marshalls, in the year ended April 30, 1998, approximately 30% of total revenues were generated from sales to Marshalls.

                SATURN GLOBAL NETWORK SERVICES HOLDINGS LIMITED
            Notes to Consolidated Financial Statements (continued)



14.      Subsequent events

         (a)    Sale of the Company

         On December 18, 1998 Marshalls completed the sale of the Company to International Exchange Networks Limited, a subsidiary of IPC Information Systems Inc.

         (b)    Commercial disputes

         Since the sale of the Company by Marshalls certain claims have been made by suppliers of telecommunications circuits in relation to amounts allegedly payable under commercial arrangements. These claims are being vigorously contested and are in the process of negotiation; costs relating to these claims will be recorded on an actual or estimated basis in the Company's financial statements for the current financial year. The directors believe that the maximum payment that could arise as a result of claims currently in negotiation is approximately $220,000. Had this amount been recorded as an expense in the year in which the related services were allegedly received, cost of sales would have increased in the year ended April 30, 1998 by $175,000.

         (c)   Amounts payable to Marshalls

         At April 30, 1998, the Company owed Marshalls $5.3 million, and this amount increased to $5.7 million at the date of disposal of the Company by Marshalls.

         Since the disposal of the Company by Marshalls;

         (1) An amount of $730,000 was paid on the Company's behalf by IXnet in consideration for the agreement by the Company to reassign this payable amount to IXnet.

        (2) An amount of $4,970,000 was converted into a loan note repayable by the Company to Marshalls in 24 equal monthly installments of $222,000 an effective rate of interest of 9.25%.

                SATURN GLOBAL NETWORK SERVICES HOLDINGS LIMITED
            Notes to Consolidated Financial Statements (continued)


(d) Restatement

The Company revised its previously issued financial statements as of April 30, 1998 and 1997 and for the year ended April 30, 1998 to properly accrue for carrier charges ($337,000 :1998, $60,000 :1997) and to write off certain receivable amounts which were not then collectable ($115,000 :1998). In addition, the financial statements have been revised to reflect as capital contributions corporate expense allocations from Marshalls for which there was no intent to require payment and certain other reclassifications which did not impact net loss or total shareholder's deficit. The effects of these adjustments are as follows:


                                                       Previously Reported          Restated
                                                     ---------------------- ----------------------
                                                             (U.S. Dollars in thousands)
         April 30, 1998:
         Cost of products and services                             $21,726                $22,063
         General and administrative expenses                         4,062                  4,177
         Accounts receivable - others                                3,521                  3,406
         Related party payables                                      5,645                  5,261
         Accrued liabilities - others                                1,030                  1,427
         Contributed capital                                             -                  1,041
         Accumulated deficit                                        (5,449)                (6,618)

         April 30, 1997:
         Accrued liabilities - others                                1,199                  1,259
         Contributed capital                                             -                    657
         Accumulated deficit                                        (3,705)                (4,422)


         (b)      Pro forma financial information.

         IPC Information Systems, Inc. (the "Company"), through its wholly owned subsidiary, International Exchange Networks Ltd. ("IXnet") acquired all of the outstanding shares of Saturn Global Network Services Holdings Limited ("Saturn") from Marshalls 106 Limited ("Marshalls") on December 18, 1998 ("Saturn Acquisition"). This purchase price included the payment of cash in the amount of $35.7 million and the issuance of a promissory note by IXnet and guaranteed by the Company in the amount of $7.5 million bearing interest at the UK sterling Base Rate, as defined, plus three percent and payable over three years ("Marshalls Note"). In addition, the Company assumed indebtedness of Saturn due to Marshalls in the amount of $5.0 million payable over 24 months with interest at 9.25% ("Saturn Note"). Under the agreement, the Marshalls Note is subject to certain rights of offset.

         Saturn, a UK Holding Company, owns telecommunication network operating subsidiaries in the United Kingdom, USA, Hong Kong, Australia, Japan and Singapore. It has established a business selling managed premium grade voice and data communication services to the financial community, similar to IXnet, but focused on Europe, Australia and the Pacific Rim; therefore, its customer base and network facilities are geographically complementary to IXnet.

         The following unaudited consolidated pro forma financial information (the "Pro Forma Financial Information") is based on the historical consolidated financial statements of the Company and Saturn and gives effect to the Saturn Acquisition. The unaudited pro forma condensed combined statement of operations for the year ended September 30, 1998 gives effect to the Saturn Acquisition as if it had occurred on October 1, 1997. The unaudited pro forma condensed combined balance sheet as of September 30, 1998 gives effect to the Saturn Acquisition as if it had occurred on that date.

         The Pro Forma Financial Information and accompanying notes should be read in conjunction with the historical financial statements of the Company and Saturn, including the notes thereto. The Pro Forma Financial Information does not purport to represent what the Company's future results of operations or financial position would have been if the Saturn Acquisition has in fact occurred on such dates or to project the Company's results of operations or financial position for any future period or date.

                         IPC INFORMATION SYSTEMS, INC.
            PRO FORMA COMBINED CONDENSED BALANCE SHEET (UNAUDITED) (Dollar amounts in thousands, except per share amounts)

                                                                     IPC           Saturn
                                                                   -------------  -------------
                                                                   September 30,    July 31,       Pro forma
                                           ASSETS                    1998           1998          Adjustments      Pro forma
Current assets:                                                   -------------  -------------  --------------------------------
                                                                                  (Restated)

   Cash and cash equivalents                                         $28,084          $ 680      $ (19,366) (a)      $  9,009
                                                                                                      (389) (b)
   Trade receivables, net                                             71,521          2,832                            74,353
   Inventories                                                        40,046              -              -             40,046
   Prepaid expenses and other current assets                          15,904            180           (554) (a)        15,530
                                                                   -------------  -------------  --------------    --------------
              Total current assets                                   155,555          3,692        (20,309)           138,938

Property, plant and equipment, net                                    56,763          4,892             91  (b)        61,746
Debt issuance costs, net                                              10,707              -              -             10,707
Intangible assets, net                                                15,639              -         49,241  (c)        64,880
Other assets, net                                                      2,628             20         44,034  (a)         2,648
                                                                                                   (44,034) (c)
                                                                    -------------  -------------  --------------    --------------
              Total assets                                          $241,292        $ 8,604        $29,023           $278,919
                     LIABILITIES AND STOCKHOLDERS' DEFICIT          =============  =============  ==============    ==============
Current liabilities:
  Note payable                                                        $   -         $ 2,230         $ (432) (a)       $ 1,500
                                                                                                      (298) (b)
  Senior secured revolving credit facility                                                          16,300  (a)        16,300
  Accounts payable                                                     21,965         3,218              -             25,183
  Accrued liabilities                                                  38,833         6,295            700  (a)        45,828
  Customer advances and deferred revenue                               38,119             -              -             38,119
  Current portion of capital leases                                     4,462             -              -              4,462
                                                                     -------------  -------------  --------------    --------------
              Total current liabilities                               103,379        11,743         16,270            131,392
Senior unsecured notes                                                188,223             -              -            188,223
Notes payable, net of short term portion                                  -           1,980          7,546  (a)         9,526
Lease obligations, net of current portion                              12,490             -              -             12,490
Other liabilities                                                       3,741           147              -              3,888
                                                                     -------------  -------------  --------------    --------------
              Total liabilities                                       307,833        13,870         23,816            345,519
                                                                     -------------  -------------  --------------    --------------

Commitments and contingencies

Stockholders' deficit:
  Preferred stock - $0.01 par value, authorized 10,000,000 shares, none issued and outstanding
  Common stock - $0.01 par value, authorized 25,000,000 shares;
     8,076,188 shares issued and outstanding at September 30, 1998         81           784           (784) (c)            81
  Paid-in capital                                                       4,797         1,138                             5,935
  Accumulated deficit                                                 (71,419)       (7,188)         5,991  (c)       (72,616)
                                                                    -------------  -------------  --------------    --------------
              Total stockholders' deficit                             (66,541)       (5,266)         5,207            (66,600)
                                                                    -------------  -------------  --------------    --------------
              Total liabilities and stockholders' deficit            $241,292        $ 8,604       $29,023           $278,919
                                                                    =============  =============  ==============    ==============

     See Notes to Unaudited Pro Forma Consolidated Financial Information.

                         IPC INFORMATION SYSTEMS, INC.
       PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS (UNAUDITED)
            (Dollar amounts in thousands, except per share amounts)


                                                          IPC                 Saturn
                                                     --------------     ----------------
                                                     September 30,           July 31,            Pro forma
                                                         1998                  1998                Adjustments      Pro forma
                                                     -------------      ---------------         ----------------  --------------
                                                                           (Restated)
Revenue:
   Product sales and installation                        $173,350             $      -              $      -           $173,350
   Service                                                122,547               25,784                     -            148,331
                                                     -------------      ---------------         -------------      -------------
                                                          295,897               25,784                     -            321,681
                                                     -------------      ---------------         -------------      -------------
Cost of revenue:
   Product sales and installation                         100,727                    -                     -            100,727
   Service                                                 78,416               21,305                     -             99,721
                                                     -------------      ---------------         -------------      -------------
                                                          179,143               21,305                     -            200,448
                                                     -------------      ---------------         -------------      -------------
              Gross profit                                116,754                4,479                     -            121,233

Research and development expenses                           9,994                    -                     -              9,994
Selling, general and administrative expenses               77,312                7,232                 4,924  (d)        89,468
Change in control expense                                  10,640                    -                     -             10,640
                                                     -------------      ---------------         -------------      -------------
              Income from operations                       18,808               (2,753)               (4,924)            11,131

Interest expense, net                                     (10,337)                  13                (2,636) (e)       (12,960)
Other income/(expense), net                                    (2)                   -                     -                 (2)
                                                     -------------      ---------------         -------------      -------------
   Income (loss) before provision for income taxes          8,469               (2,740)               (7,560)            (1,831)
Provision (benefit) for income taxes                        6,191                  (16)                 (673) (f)         5,502
                                                    --------------      ---------------         -------------      -------------
              Net income (loss)                           $ 2,278             $ (2,724)             $ (6,887)          $ (7,333)
                                                     =============      ===============         =============      =============

Basic earnings (loss) per share                            $ 0.14                                                       $ (0.46)
                                                     =============                                                 =============

Basic weighted average shares outstanding                  15,774                                                        15,774
                                                     =============                                                 =============

Diluted earnings per share                                 $ 0.14
                                                     =============

Diluted weighted average shares outstanding                15,941
                                                     =============


     See Notes to Unaudited Pro Forma Consolidated Financial Information.

          NOTES TO COMBINED CONDENSED PRO FORMA FINANCIAL INFORMATION
                         (Dollar amounts in thousands)

(a) Represents IXnet's acquisition of Saturn's stock and related costs.

     Cash from operations                                                            $19,366
     Borrowings from senior secured revolving credit facility                         16,300
                                                                                   --------------
                                                                                      35,666
     Marshalls Note                                                                    7,546
     Costs related to Saturn acquisition advanced prior to closing
        ($554) and accrued at closing ($700)                                           1,254
     Working capital adjustment to purchase price, offset against Saturn
        Note                                                                            (432)
                                                                                   --------------
              Total investment in Saturn                                             $44,034
                                                                                   ==============

(b) Repayment of Saturn debt to Marshalls at closing ($389) and an adjustment to Saturn Note for property, plant & equipment ($91) at closing.

(c) Represents the elimination of IXnet's investment in Saturn ($44,034), Saturn's stockholder's deficit at closing ($5,207) and the allocation of the excess of fair value over net assets acquired ($49,241) to goodwill.

(d)  To reflect straight-line amortization of goodwill using a ten-year life.

(e) Represents interest expense on borrowings from the Company's senior secured revolving credit facility, the Marshalls Note and the Saturn Note, for the year ended September 30, 1998.

(f) Represents the income tax benefit related to the combination of Saturn with the Company and the pro forma adjustments for the year ended September 30, 1998.

     (c)      Exhibits. The following Exhibits are filed as part of this report:


                Exhibit No.                      Description
                -----------                      -----------

                  * 2.3 Agreement for Sale/Purchase of the Issued Share Capital of Saturn Global Network Services Holdings Limited dated
                                     August 7, 1998 (as amended on
                                     December 18, 1998) among Marshalls 106
                                     Limited, Marshalls Finance Limited,
                                     International Exchange Networks, Ltd. and
                                     IPC Information Systems, Inc.

                  * 99               Press Release issued on December 21, 1998.



* Incorporated by reference to Current Report on Form 8-K, filed
  January 4, 1999.

                                  SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                      IPC INFORMATION SYSTEMS, INC.


                                      By:  /s/ Gerald E. Starr
                                           ----------------------------
                                           Gerald E. Starr
                                           President and Chief Executive Officer


Dated:  May 20, 1999